As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-113137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACADIA PHARMACEUTICALS INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	2834	06-1376651
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3911 Sorrento Valley Boulevard, San Diego, CA 92121

(858) 558-2871

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Uli Hacksell, Ph.D.

Chief Executive Officer

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard, San Diego, CA 92121

(858) 558-2871

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

D. Bradley Peck Glenn F. Baity Cooley Godward LLP 4401 Eastgate Mall, San Diego, CA 92121-9109 (858) 550-6000	Bruce Czachor Siang H. Chin Shearman & Sterling LLP 1080 Marsh Road, Menlo Park, CA 94025-1022 (650) 838-3600

Approximate Date of Commencement of Proposed Sale to the Public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.0001 par value	$86,250,000	$10,928

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Acadia Pharmaceuticals Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-113137) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement and amending Item 15 of the Registration Statement. Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

Amount To Be Paid
Registration fee	$10,928
NASD fee	9,125
Nasdaq National Market listing fee	100,000
Printing and engraving	175,000
Legal fees and expenses	550,000
Accounting fees and expenses	250,000
Blue sky fees and expenses	10,000
Transfer agent fees	25,000
Miscellaneous	169,947

Total	$1,300,000

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s amended and restated certificate of incorporation and bylaws includes provisions that indemnify directors and officers of the corporation for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in a criminal proceeding, the director of officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense. In connection with this offering, the Registrant is entering into indemnification agreements with its officers and directors that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification for the underwriters and their controlling persons, on the one hand and of the Registrant and its controlling persons on the other hand, for certain liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or otherwise.

We maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2001, the Registrant has sold and issued the following unregistered securities:

1.	On October 26, 2001, the Registrant issued an aggregate of 269,811 shares of its common stock to the VækstFonden (The Danish Fund for Industrial Growth, “Growth Fund”) in retirement of the aggregate outstanding loan and accrued interest balance of $5,916,900 due the Growth Fund.

2.	On May 31, 2002, the Registrant borrowed $5,000,000 from GATX Ventures Inc. under a secured promissory note issued pursuant to a venture loan and security agreement. In connection with such loan, the Registrant issued warrants to purchase an aggregate of 74,073 shares of its Series F Preferred Stock. The warrants have an exercise price of $8.10 per share and expire on May 31, 2012. Upon the closing of this offering, the warrants will be exercisable for 74,073 shares of the Registrant’s common stock. The fair value of the warrants at the time of grant was determined by management to be $304,000.

3.	On March 27, 2003 and May 30, 2003, the Registrant issued an aggregate of 5,212,962 shares of its Series F preferred stock to 15 accredited investors for an aggregate purchase price of $28,150,000. The shares of Series F preferred stock were sold were issued under a Series F preferred stock purchase agreement dated March 27, 2003. The Registrant also issued 375,000 shares of Series E preferred stock in connection with its Series F preferred stock financing. Upon the closing of this offering, each share of Series E preferred stock and Series F preferred stock will be converted into one share of the Registrant’s common stock.

4.	As of March 31, 2004, the Registrant has granted options to purchase an aggregate of 2,330,455 shares of our common stock, including options subsequently cancelled that then became available for new option grants, to directors, employees and consultants under the Registrant’s 1997 stock option plan. The exercise prices for such options range from $0.02 to $8.00 per share. As of March 31, 2004, the Registrant has issued an aggregate of 650,858 shares of common stock upon the exercise of stock options under the Registrant’s 1997 stock option plan.

5.	On May 3, 2004, the Registrant issued to The Stanley Medical Research Institute a convertible promissory note in the aggregate principal amount of $1 million. The note bears interest at 9% per annum. The principal and accrued interest under the note will automatically convert into shares of the Registrant’s common stock upon the closing of this offering at a conversion price equal to the price per share in the offering.

The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement

3.1(4)	Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect

3.2(2)	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be filed immediately prior to the effectiveness of this offering

3.3(2)(4)	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering (previously filed as Exhibit 3.2)

3.4(4)	Registrant’s Bylaws, as amended, as currently in effect (previously filed as Exhibit 3.3)

3.5(4)	Form of Registrant’s Amended and Restated Bylaws, to be effective upon the effectiveness of this offering (previously filed as Exhibit 3.4)

4.1	Form of common stock certificate of Registrant (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-52492, dated December 21, 2000)

4.2(4)	Amended and Restated Stockholders Agreement, dated March 27, 2003, by and among the Registrant and the stockholders named therein

4.3(4)	Form of Warrants to Purchase Preferred Stock issued to GATX Ventures on May 31, 2002

4.4(4)	Convertible Promissory Note issued to The Stanley Medical Research Institute on May 3, 2004

5.1	Opinion of Cooley Godward LLP

10.1(4)	Form of Indemnity Agreement for directors and officers

10.2(4)	1997 Stock Option Plan and forms of agreement thereunder

10.3	2004 Equity Incentive Plan and forms of agreement thereunder

10.4	2004 Employee Stock Purchase Plan and initial offering thereunder

10.5(4)	401(k) Plan

10.6	Employment Letter Agreement, dated December 21, 1998, between the Registrant and Uli Hacksell, Ph.D. (incorporated by reference to Exhibit 10.7 to Registration Statement No. 333-52492, dated December 21, 2000)

10.7	Employment Agreement, dated January 31, 1997, between the Registrant and Mark R. Brann, Ph.D. (incorporated by reference to Exhibit 10.8 to Registration Statement No. 333-52492, dated December 21, 2000)

10.8	Employment Letter Agreement, dated March 4, 1998, between the Registrant and Thomas H. Aasen (incorporated by reference to Exhibit 10.9 to Registration Statement No. 333-52492, dated December 21, 2000)

10.9(4)	Employment Letter Agreement, dated February 1, 2001, between the Registrant and Robert E. Davis, Ph.D.

10.10(4)	Employment Letter Agreement, dated January 3, 2001, between the Registrant and Douglas E. Richards

10.11(4)	Employment Contract, dated November 21, 2000, between the Registrant and Bo-Ragner Tolf, Ph.D.

Exhibit Number	Description of Document

10.12(3)	Collaborative Research, Development and License Agreement, dated September 24, 1997, by and among the Registrant, Allergan, Inc. and Vision Pharmaceuticals L.P. (now Allergan Sales, Inc.) (incorporated by reference to Exhibit 10.14 to Registration Statement No. 333-52492, dated December 21, 2000)
10.13(3)(4)	Amendment to Collaboration Research, Development and License Agreement, dated March 27, 2003, by and among the Registrant, Allergan Sales LLC (as successor in interest of Vision Pharmaceuticals L.P.) and Allergan, Inc.

10.14(3)	Collaborative Research, Development and License Agreement, dated July 26, 1999, by and among the Registrant and Allergan, Inc., Allergan Pharmaceuticals (Ireland) Limited, Inc. and Allergan Sales, Inc. (incorporated by reference to Exhibit 10.15 to Registration Statement No. 333-52492, dated December 21, 2000)

10.15(3)(4)	Collaborative Research, Development and License Agreement, dated March 27, 2003, by and among the Registrant, Allergan, Inc. and Allergan Sales, Inc.

10.16	Standard Industrial/Commercial Single-Tenant Lease-Net, dated August 15, 1997, between the Registrant and R.G. Harris Co. (incorporated by reference to Exhibit 10.18 to Registration Statement No. 333-52492, dated December 21, 2000)

10.17	Assignment of Brann Intellectual Property Rights, dated January 29, 1997, by Mark R. Brann in favor of the Registrant. (incorporated by reference to Exhibit 10.17 to Registration Statement No. 333-52492, dated December 21, 2000)

10.18(3)(4)	Development Agreement, dated May 3, 2004, between the Registrant and The Stanley Medical Research Institute

10.19	General Agreement, dated April 22, 2004, between the Registrant and Medeon Fastigheter AB

21.1(4)	List of subsidiaries of the Registrant

23.1(4)	Consent of Independent Accountants

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1(4)	Power of Attorney

(1)	To be filed by amendment.
(2)	As proposed to be filed with the Secretary of State of the State of Delaware.
(3)	We have applied for confidential treatment of certain provisions of this exhibit with the SEC. The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the SEC pursuant to our request for confidential treatment.
(4)	Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 18, 2004.

ACADIA PHARMACEUTICALS INC.

By:	/s/ ULI HACKSELL

Uli Hacksell Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ULI HACKSELL Uli Hacksell	Chief Executive Officer and Director (Principal executive officer)	May 18, 2004

/s/ THOMAS H. AASEN Thomas H. Aasen	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal financial and accounting officer)	May 18, 2004

* Mark R. Brann	President, Chief Scientific Officer and Director	May 18, 2004

* Leslie L. Iversen	Chairman of the Board	May 18, 2004

* Gordon Binder	Director	May 18, 2004

* Carl L. Gordon	Director	May 18, 2004

* Lester J. Kaplan	Director	May 18, 2004

* Torsten Rasmussen	Director	May 18, 2004

* Martien van Osch	Director	May 18, 2004

* Alan Walton	Director	May 18, 2004

*By:	/s/ THOMAS H. AASEN

Thomas H. Aasen Attorney in fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement

3.1(4)	Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect

3.2(2)	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be filed immediately prior to the effectiveness of this offering

3.3(2)(4)	Form of Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering (previously filed as Exhibit 3.2)

3.4(4)	Registrant’s Bylaws, as amended, as currently in effect (previously filed as Exhibit 3.3)

3.5(4)	Form of Registrant’s Amended and Restated Bylaws, to be effective upon the effectiveness of this offering (previously filed as Exhibit 3.4)

4.1	Form of common stock certificate of Registrant (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-52492, dated December 21, 2000)

4.2(4)	Amended and Restated Stockholders Agreement, dated March 27, 2003, by and among the Registrant and the stockholders named therein

4.3(4)	Form of Warrants to Purchase Preferred Stock issued to GATX Ventures on May 31, 2002

4.4(4)	Convertible Promissory Note issued to The Stanley Medical Research Institute on May 3, 2004

5.1	Opinion of Cooley Godward LLP

10.1(4)	Form of Indemnity Agreement for directors and officers

10.2(4)	1997 Stock Option Plan and forms of agreement thereunder

10.3	2004 Equity Incentive Plan and forms of agreement thereunder

10.4	2004 Employee Stock Purchase Plan and initial offering thereunder

10.5(4)	401(k) Plan

10.6	Employment Letter Agreement, dated December 21, 1998, between the Registrant and Uli Hacksell, Ph.D. (incorporated by reference to Exhibit 10.7 to Registration Statement No. 333-52492, dated December 21, 2000)

10.7	Employment Agreement, dated January 31, 1997, between the Registrant and Mark R. Brann, Ph.D. (incorporated by reference to Exhibit 10.8 to Registration Statement No. 333-52492, dated December 21, 2000)

10.8	Employment Letter Agreement, dated March 4, 1998, between the Registrant and Thomas H. Aasen (incorporated by reference to Exhibit 10.9 to Registration Statement No. 333-52492, dated December 21, 2000)

10.9(4)	Employment Letter Agreement, dated February 1, 2001, between the Registrant and Robert E. Davis, Ph.D.

10.10(4)	Employment Letter Agreement, dated January 3, 2001, between the Registrant and Douglas E. Richards

10.11(4)	Employment Contract, dated November 21, 2000, between the Registrant and Bo-Ragner Tolf, Ph.D.

10.12(3)	Collaborative Research, Development and License Agreement, dated September 24, 1997, by and among the Registrant, Allergan, Inc. and Vision Pharmaceuticals L.P. (now Allergan Sales, Inc.) (incorporated by reference to Exhibit 10.14 to Registration Statement No. 333-52492, dated December 21, 2000)

Exhibit Number	Description of Document
10.13(3)(4)	Amendment to Collaboration Research, Development and License Agreement, dated March 27, 2003, by and among the Registrant, Allergan Sales LLC (as successor in interest of Vision Pharmaceuticals L.P.) and Allergan, Inc.

10.14(3)	Collaborative Research, Development and License Agreement, dated July 26, 1999, by and among the Registrant and Allergan, Inc., Allergan Pharmaceuticals (Ireland) Limited, Inc. and Allergan Sales, Inc. (incorporated by reference to Exhibit 10.15 to Registration Statement No. 333-52492, dated December 21, 2000)

10.15(3)(4)	Collaborative Research, Development and License Agreement, dated March 27, 2003, by and among the Registrant, Allergan, Inc. and Allergan Sales, Inc.

10.16	Standard Industrial/Commercial Single-Tenant Lease-Net, dated August 15, 1997, between the Registrant and R.G. Harris Co. (incorporated by reference to Exhibit 10.18 to Registration Statement No. 333-52492, dated December 21, 2000)

10.17	Assignment of Brann Intellectual Property Rights, dated January 29, 1997, by Mark R. Brann in favor of the Registrant. (incorporated by reference to Exhibit 10.17 to Registration Statement No. 333-52492, dated December 21, 2000)

10.18(3)(4)	Development Agreement, dated May 3, 2004, between the Registrant and The Stanley Medical Research Institute

10.19	General Agreement, dated April 22, 2004, between the Registrant and Medeon Fastigheter AB

21.1(4)	List of subsidiaries of the Registrant

23.1(4)	Consent of Independent Accountants

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1(4)	Power of Attorney

(1)	To be filed by amendment.
(2)	As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the offering.
(3)	We have applied for confidential treatment of certain provisions of this exhibit with the SEC. The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the SEC pursuant to our request for confidential treatment.
(4)	Previously filed.